Exhibit 10.22

FORESCOUTTECHNOLOGIES, INC.

2017 EXECUTIVE BONUS COMPENSATION PLAN

(Adopted on February 8, 2017 and effective as of
the closing of the Company’s initial public offering)

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TABLE OF CONTENTS

SECTION 1.	BACKGROUND, PURPOSE AND DURATION	4
1.1	Effective Date	4
1.2	Purpose of the Plan	4
SECTION 2.	DEFINITIONS	4
2.1	“Actual Award”	4
2.2	“Affiliate”	4
2.3	“Base Salary”	4
2.4	“Board”	4
2.5	“Change in Control”	4
2.6	“Code”	5
2.7	“Committee”	6
2.8	“Company”	6
2.9	“Determination Date”	6
2.10	“Disability”	6
2.11	“Employee”	6
2.12	“Fiscal Quarter”	6
2.13	“Fiscal Year”	6
2.14	“Maximum Award”	6
2.15	“Participant”	6
2.16	“Payout Formula”	6
2.17	“Performance Goals”	6
2.18	“Performance Period”	7
2.19	“Plan”	7
2.20	“Retirement”	7
2.21	“Target Award”	7
2.22	“Termination of Employment”	7
SECTION 3.	SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS	7
3.1	Selection of Participants	7
3.2	Determination of Performance Goals	7
3.3	Determination of Target Awards	7
3.4	Determination of Payout Formula or Formulae	8
3.5	Date for Determinations	8
3.6	Determination of Actual Awards	8
SECTION 4.	PAYMENT OF AWARDS	8
4.1	Right to Receive Payment	8
4.2	Timing of Payment	8
4.3	Form of Payment	8
4.4	Payment in the Event of Death	8
SECTION 5 .	ADMINISTRATION	9

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5.1	Committee is the Administrator	9
5.2	Committee Authority	9
5.3	Decisions Binding	9
5.4	Delegation by the Committee	9
SECTION 6 .	GENERAL PROVISIONS	9
6.1	Tax Withholding	9
6.2	No Effect on Employment	9
6.3	Participation	9
6.4	Indemnification	9
6.5	Successors	10
6.6	Beneficiary Designations	10
6.7	Non-transferability of Awards	10
6.8	Code Section 409A	10
SECTION 7 .	AMENDMENT, TERMINATION AND DURATION	10
7.1	Amendment, Suspension or Termination	10
7.2	Duration of the Plan	10
SECTION 8 .	LEGAL CONSTRUCTION	10
8.1	Severability	10
8.2	Requirements of Law	11
8.3	Governing Law	11
8.4	Captions	11

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SECTION 1.    BACKGROUND, PURPOSE AND DURATION

1.1    Effective Date. The Plan will become effective upon approval by the Company’s stockholders (the “Effective Date”).

1.2    Purpose of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Section 162(m) of the Code, and any ambiguities or any ambiguous terms will be interpreted to socomply.

SECTION 2. DEFINITIONS

The following words and phrases will have the following meanings unless a different meaning is plainly required by the context:

2.1    “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 (Determination of Actual Awards) to eliminate or reduce the award otherwise determined by the Payout Formula. For purposes of applying the Maximum Award limitation, the Actual Award will be deemed to have been determined on the last day of the applicable Performance Period, so that if there are multiple Performance Periods ending in a particular Fiscal Year, in no event may the Actual Awards with respect to all such Performance Periods in the aggregate exceed the Maximum Award.

2.2    “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3    “Base Salary” means as to any Performance Period, unless the Committee provides otherwise when establishing the Target Award, the Participant’s annualized salary rate on the Determination Date. Such Base Salary will be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans and Affiliate-sponsored plans (as applicable). For avoidance of doubt, Base Salary does not include performance-based cash incentives, commissions, equity compensation, incentive or other compensation.

2.4    “Board” means the Board of Directors of theCompany.

2.5	“Change in Control” means:

(a)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company, such event will not be considered a Change in Control under this Section 2.5(a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business

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entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b)A change in the effective control of the Company which occurs on the date a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the appointment or election. For this Section 2.5(b), if any Person is in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control;or

(c)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, that for this Section 2.5(c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets:

(1)    a transfer to an entity controlled by the Company’s stockholders immediately after the transfer, or

(2)    a transfer of assets by the Company to:

i.	a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock,

ii.	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company,

iii.	a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or

iv.	an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, bya Person described in subsections 2.5(c)(2)i to 2.5(c)(2)iii.

For this definition, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For this definition, persons will be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

A transaction will not be a Change in Control:

(3)    unless the transaction qualifies as a change in control event within the meaning of Code Section 409A; or

(4)    if its sole purpose is to (x) change the state of the Company’s incorporation, or (y) create a holding company owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.6    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

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2.7    “Committee” means the Compensation Committee of the Board, or such other committee as may be designated by the Board to administer the Plan. As of the Effective Date, the Compensation Committee of the Board will serve as the Committee.

2.8    “Company” means ForeScout Technologies, Inc., a Delaware corporation, or any successor thereto.

2.9    “Determination Date” means the earlier of: (a) the 90th day of the Performance Period or (b) the date as of which 25% of the Performance Period has elapsed. The Determination Date will be a date on which the outcome of the Payout Formula is substantially uncertain.

2.10    “Disability” means a permanent and total disability determined in accordance with a policy or policies established by the Committee (in its discretion) from time to time.

2.11    “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.12    “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

2.13	“Fiscal Year” means the fiscal year of theCompany.

2.14    “Maximum Award” means as to any Participant for any Fiscal Year, an amount equal to 300% of the Participant’s target bonus.

2.15    “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that PerformancePeriod.

2.16    “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 (Determination of Payout Formula or Formulae) in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.17    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: (a) cash flow (including operating cash flow or free cash flow), (b) revenue (on an absolute basis or adjusted for currency effects), (c) gross margin, operating expenses or operating expenses as a percentage of revenue, (e) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (f) earnings per share, (g) stock price, (h) return on equity, (i) total stockholder return, (j) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (k) return on capital, (l) return on assets or net assets, (m) return on investment, (n) economic value added, (o) operating profit or net operating profit, (p) operating income, (q) operating margin, (r) market share, (s) contract awards or backlog, (t) overhead or other expense reduction, (u) credit rating, (v) objective customer indicators, (w) new product invention or innovation, (x) attainment of research and development milestones, (y) improvements in productivity, (z) attainment of objective operating goals, (aa) contingent or non-contingent orders; (bb) net promoter score; (cc) bookings; (dd) expenses; and (ee) growth rates in any of the performance criteria listed in sections (a) through (dd) herein. Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from award to award. Any criteria used may be measured (1) in absolute terms, (2) in combination with other criteria (for example, and not by way of limitation, as a ratio or matrix), (3) in relative terms including without limitation in terms of growth, relative to a pre-established target, in comparison to results for other periods of time, or against another company or other companies, the market as a whole, or an index, (4) against the performance of the Company as a whole or a specific business unit(s), affiliate(s), business segment(s) or product(s) of the Company, (5) on a per share or per capita basis, or (6) on a pre-tax or post-tax basis. On or before the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s)

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will be included in or excluded from the calculation of any Performance Goal with respect to any Participant, including, without limitation, adjustments relating to any one or more of the following: (a) asset write-downs; (b) significant litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; (d) reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year or period; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events or objectively determinable category thereof; and (h) foreign exchange gains and losses. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, prepared in accordance with United States Generally Accepted Accounting Principles, in accordance with accounting principles established by the International Accounting Standards Board, or under a methodology established by the Committee on or before the Determination Date and which is consistently applied with respect to a Performance Goal in the relevant Performance Period. In addition, the Committee will adjust any performance criteria, Performance Goal or other feature of an Actual Award or Target Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

2.18    “Performance Period” means any Fiscal Year or such other period as determined by the Committee in its sole discretion.

2.19    “Plan” means the ForeScout Technologies, Inc. Executive Bonus Plan, as set forth in this instrument and as hereafter amended from time to time.

2.20    “Retirement” means with respect to any Participant, a Termination of Employment occurring in accordance with a policy or policies established by the Committee (in its discretion) from time to time.

2.21    “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, a specific dollar amount or a result of a formula or formulas, as determined by the Committee in accordance with Section 3.3 (Determination of TargetAwards).

2.22    “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

SECTION 3. SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1    Selection of Participants. The Committee, in its sole discretion, will select the Employees who will be Participants for any Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and will be determined on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2    Determination of Performance Goals. The Committee, in its sole discretion, will establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals will be set forth in writing.

3.3    Determination of Target Awards. The Committee, in its sole discretion, will establish a Target Award for each Participant. Each Participant’s Target Award will be determined by the Committee in its sole discretion, and each Target Award will be set forth in writing.

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3.4    Determination of Payout Formula or Formulae. The Committee, in its sole discretion, will establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula will (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for the payment of an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event will a Participant’s Actual Award for any Fiscal Year exceed the Maximum Award.

3.5    Date for Determinations. The Committee will make all determinations under Sections 3.1 (Selection of Participants) through 3.4 (Determination of Payout Formula or Formulae) on or before theDeterminationDate.

3.6    Determination of Actual Awards. After the end of each Performance Period, the Committee will certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant will be determined by applying the Payout Formula to the level of actual performance that has been certified in writing by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine what Actual Award, if any, will be paid in the event of a Termination of Employment as the result of a Participant’s death or Disability or upon a Change in Control or in the event of a Termination of Employment following a Change in Control prior to the end of the Performance Period, and (c) determine what Actual Award, if any, will be paid in the event of a Termination of Employment other than as the result of a Participant’s death or Disability prior to a Change in Control and prior to the end of the Performance Period, provided that any such Actual Award must be subject to attainment of the Performance Goals and application of the Payout Formula for the Performance Period.

SECTION 4. PAYMENT OF AWARDS

4.1    Right to Receive Payment. Each Actual Award that may become payable under the Plan will be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Committee. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may beentitled.

4.2    Timing of Payment. Payment of each Actual Award will be made as soon as practical following the determination and certification of the Actual Award as set forth in Section 3.6 (Determination of Actual Awards), but in no event later than the fifteenth day of the third month of the Fiscal Year following the date the Participant’s Actual Award has been earned and no longer is subject to a substantial risk of forfeiture; provided that the Committee may permit Participants to elect to defer payment of their Actual Awards in a manner satisfying the requirements of Code Section 409A. Any such deferral elections will be subject to such rules and procedures as will be determined by the Committee in its sole discretion. Unless otherwise expressly determined by the Committee, the rules and procedures for any deferral elections and deferrals will be designed to comply with Code Section 409A of the Code.

4.3    Form of Payment. Each Actual Award will be paid in cash (or its equivalent) in a single lump sum (unless otherwise deferred in accordance with Section 4.2 (Timing of Payment).

4.4    Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a prior Performance Period, the Award will be paid to his or her estate.

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SECTION 5. ADMINISTRATION

5.1    Committee is the Administrator. The Plan will be administered by the Committee. The Committee will consist of not less than two (2) members of the Board. The members of the Committee will be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee will qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination will be valid despite such failure to qualify.

5.2    Committee Authority. It will be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees will be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards,
(d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3    Decisions Binding. All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.

5.4    Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 6. GENERAL PROVISIONS

6.1    Tax Withholding. The Company or an Affiliate, as determined by the Committee, will withhold all applicable taxes from any Actual Award, including any federal, state, local and other taxes (including without limitation any FICA and SDIobligations).

6.2    No Effect on Employment. Nothing in the Plan will interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) will not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3    Participation. No Employee will have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4    Indemnification. Each person who is or will have been a member of the Committee, or of the Board, will be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim,

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action, suit, or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5    Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, will be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.6    Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award will be paid in the event of the Participant's death. Each such designation will revoke all prior designations by the Participant and will be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death will be paid to the Participant's estate.

6.7    Non-transferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6 (Beneficiary Designations). All rights with respect to an award granted to a Participant will be available during his or her lifetime only to the Participant.

6.8    Code Section 409A. It is intended that all bonuses payable under this Plan will be exempt from the requirements of Code Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Code Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Code Section 409A prior to actual payment to the Participant. In no event will the Company reimburse any Participant with respect to any taxes imposed or other costs incurred as a result of Code Section409A.

SECTION 7. AMENDMENT, TERMINATION AND DURATION

7.1    Amendment, Suspension or Termination. The Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan will not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.

7.2    Duration of the Plan. The Plan will commence on the date specified herein, and subject to Section 7.1 (Amendment, Suspension or Termination) (regarding the Board or the Committee’s right to amend or terminate the Plan), will remain in effect thereafter through the Company’s 2021 Annual Meeting of Stockholders.

SECTION 8. LEGAL CONSTRUCTION

8.1    Severability. In the event any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not beenincluded.

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8.2    Requirements of Law. The granting of awards under the Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.3    Governing Law. The Plan and all awards will be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

8.4    Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.

*     *     *

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